Exhibit 99.1

NEWS RELEASE
CONTACTS: Rex P. Doyle, Chief Executive Officer
281-419-3742 / rdoyle@1epic.com

Michael Sclafani, President
Wall Street Communications Group
303-541-0970 / msclafani@1epic.com

EPiC STRENGTHENS ITS BOARD OF DIRECTORS WITH NEW APPOINTMENTS

March 17, 2009 ─ HOUSTON, TX.  ─ EPiC Energy Resources, Inc. (OTCBB:EPCC) a provider of engineering, management consulting, and training services to the energy industry, announced today that Mr. Martin Lipper and Mr. Tamer El-Rayess have been named to the EPiC Energy Resources' Board of Directors, effective March 12, 2009.

Martin Lipper, a Korean War Veteran, graduated from New York University in 1958 with a Bachelor of Science degree in Finance and Economics. Mr. Lipper began his career on Wall Street as a securities analyst specializing in bank stock analysis. He joined the Bank of New York and was a senior bank insurance and finance analyst. Later he became co-director of research at Eastman Dillon Union Securities and later Purcell Graham. In 1973, Mr. Lipper became Vice President and Treasurer of APF Electronics. Mr. Lipper recently served as Senior Vice President and Research Director of Baron Group U.S.A.

Tamer El-Rayess received a BS in Physics from Rensselaer Polytechnic Institute in 1991 and earned a MBA in Finance with a minor in International Finance from New York University, Stern School of Business in 1995.  Since 2002 Mr. El-Rayess has served as Global Head, Commodities Finance & Capital Investments at UBS AG and has previously served as Vice President of Goldman Sachs Principal Finance Group from 1999 to 2002.  Mr. El-Rayess is also the founder of a Private Equity Fund focused on various industry sectors including energy.

“We are very pleased that Martin and Tamer have joined the Board of EPiC, bringing with them a solid history of demonstrated investment insight in the energy sector,” stated Rex P. Doyle, EPiC’s Chief Executive Officer.  “We look forward to leveraging their industry experience and capitalizing on the added strength they bring to EPiC’s Board.”

About EPiC

EPiC Energy Resources is a Houston-based integrated energy services company.  EPiC provides consulting, engineering, construction management, operations, maintenance, specialized training and data management services focused primarily on the upstream and midstream energy infrastructure.  Services are provided through Pearl, a diversified engineering and energy services company; Carnrite, a management consulting company focused on providing strategic and operational consulting services to the broad energy industry; and EIS, a global training and data management services company.  EPiC is headquartered at 1450 Lake Robbins Drive, Suite 160, The Woodlands, Texas 77380. Office - 281-419-3742, www.1epic.com.

Forward Looking Statements

Certain statements included in this release constitute forward-looking statements.  These forward-looking statements are based on management’s belief and assumptions derived from currently available information.  Although EPiC Energy Resources (“EPiC”) believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from forward-looking statements expressed or implied herein as a result of a variety of factors including, but not limited to: a decline in the price of, or demand for, oil and gas, demand for EPiC’s services, loss or unavailability of key personnel, inability to recruit or retain personnel, competition for customers and contracts, various potential losses associated with fixed-price contracts, general economic conditions, availability of capital to pursue its business plan and service its debt, and other financial, operational and legal risks and uncertainties detailed from time to time in EPiC’s SEC filings.  EPiC does not undertake any obligation to publicly update forward looking statements contained herein to reflect subsequent events or circumstances.

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